AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT
THIS AGREEMENT is made the 1st day of January, 2019.
BETWEEN:
BRAZIL POTASH CORP. a body corporate duly incorporated under the laws of Ontario, Canada and having an office at 65 Queen Street West, Suite 805, Toronto, Ontario, M5H 2M5
(hereinafter called the “Company”)
AND:                             OF THE FIRST PART

GOWER EXPLORATION CONSULTING, INC., an individual with an address of 1315 Blackburn Drive, Oakville, Ontario L6M 2N5
(hereinafter called the “Consultant”)
OF THE SECOND PART
WHEREAS the Company and the Consultant entered into an independent contractor agreement  dated for reference the 1st day of July, 2009 and amended on February 1, 2015 (the “Agreement”);
AND WHEREAS the parties are desirous of amending certain terms of the Agreement;
THEREFORE, the Agreement is amended as follows:
1.	Paragraph 3 of the Agreement is amended as follows:
The base fee for the Consultant’s services hereunder shall be at the rate of USD$0.00 per month (the “Base Fees”). In consideration for the Consultant’s services hereunder, all DSU’s and stock options presently issued to the Consultant shall remain in full force and effect.
2.	Paragraph 13 of the Agreement is amended as follows:
In the event that there is a Change in Control (as defined below) during the term of this Agreement and within twelve months following completion of the Change in Control the Company terminates this Agreement, then the Company shall, within 30 days of such termination, make a lump sum termination payment to the Consultant that is equivalent to 36 months, multiplied by US$33,333 plus an amount that is equivalent to all cash bonuses paid to the Consultant in the 36 months prior to the Change of Control. Following a Change in Control, all stock options granted to the Consultant shall be dealt with in accordance with the terms of the Company’s stock option plan however all stock options granted to the Consultant, but not yet vested, shall vest immediately.
As used herein, “Change in Control” shall be defined as the occurrence of any one or more of the following events:
(1)
the acquisition, directly or indirectly, by any person (person being defined as an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario) or group of persons acting jointly or in concert, as such terms are defined in the Securities Act (Ontario), of: (A) shares or rights or options to acquire shares of the Company or securities that are convertible into shares of the Company or any combination thereof such that after the completion of such acquisition such person would eb entitled to exercise 50% or more of the votes entitled to be cast at a meeting of the shareholders of the Company; (B) shares or rights or options to acquire shares, or their equivalent, of any material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast at a meeting of the shareholders o the material subsidiary; or (C) more than 50% of the material assets of the Company, including the acquisition of more than 50% of the material assets of any material subsidiary of the Company; or

(2)
as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its Affiliates and another corporation or other entity, the  nominees named in the most recent management information circular of the Company for election to the Company’s board of directors do not constitute a majority of the Company’s board of directors.

(3)	All other terms and conditions of the Agreement are hereby reaffirmed.
IN WITNESS WHEREOF the amendment has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

Per: Matthew Simpson
Matthew Simpson

GOWER EXPLORATION CONSULTING INC.

Per: David Gower
David Gower

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